SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 30, 2003

INTERDIGITAL COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-11152	23-1882087
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

781 Third Avenue, King of Prussia, Pennsylvania	19406-1409
(Address of Principal Executive Offices)	(Zip Code)

(610) 878-7800

(Registrant’s telephone number, including area code)

Item 2.	Acquisition or Disposition of Assets.

On July 30, 2003, InterDigital Communications Corporation, a Pennsylvania corporation (“InterDigital”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among InterDigital, InterDigital Acquisition Corp., a wholly-owned subsidiary of InterDigital (“IAC”) and Tantivy Communications, Inc. (“Tantivy”). Pursuant to the Asset Purchase Agreement, IAC acquired substantially all of the assets of Tantivy. InterDigital guaranteed the obligations of IAC arising out of the Asset Purchase Agreement.

The purchase price for the acquisition was $11.5 million, consisting of approximately $10 million in cash and cancellation of approximately $1.5 million in outstanding indebtedness owed by Tantivy to a subsidiary of InterDigital. In addition, for approximately five years, Tantivy will be entitled receive a percentage of amounts received by InterDigital on the licensing or sale of Smart Antenna and 802.11 intellectual property acquired from Tantivy in the acquisition.

Prior to the acquisition, no executive or employee of Tantivy was an officer, director or principal shareholder of InterDigital. The acquisition was negotiated on an arms-length basis.

The Asset Purchase Agreement is attached hereto as Exhibit 2.1. The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired:

The financial statements of Tantivy are not available as of the date of this report. Such financial statements will be filed as an amendment hereto as soon as practicable, but in any event, within 60 days from the due date of this Form 8-K.

(b)	Pro Forma Financial Information

Pro forma financial information regarding the acquisition of Tantivy is not available as of the date of this report. Such pro forma financial information will be filed as an amendment hereto as soon as practicable, but in any event, within 60 days from the due date of this Form 8-K.

(c)	Exhibits	Description
	Exhibit 2.1	Asset Purchase Agreement by and among InterDigital Communications Corporation, InterDigital Acquisition Corp. and Tantivy Communications, Inc. dated July 30, 2003.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: August 13, 2003	INTERDIGITAL COMMUNICATIONS CORPORATION

By: /s/ Howard E. Goldberg
Howard E. Goldberg Chief Executive Officer

TABLE OF EXHIBITS

Exhibit No.	Description
Exhibit 2.1	Asset Purchase Agreement by and among InterDigital Communications Corporation, InterDigital Acquisition Corp. and Tantivy Communications, Inc. dated July 30, 2003. (Certain exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the Securities and Exchange Commission upon request.)

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